Free Writing Prospectus (To the Prospectus dated August 31, 2010, the Prospectus Supplement dated May 27, 2011 and Index Supplement dated May 31, 2011)	Filed Pursuant to Rule 433 Registration No. 333-169119 March 19, 2013

$ Return Enhanced Notes due April 7, 2014 Linked to the Performance of Hang Seng China Enterprises Index and the U.S. Dollar per Hong Kong Dollar Exchange Rate Global Medium-Term Notes, Series A

General

•                   The Notes are designed for investors who seek a return of two times the appreciation of the Hang Seng China Enterprises Index, multiplied by the performance of the Hong Kong dollar relative to the U.S. dollar, up to a maximum total return on the Notes of 28.00% at maturity.  Investors should be willing to forgo interest and dividend payments and be willing to lose some or all of their principal.

•                   Senior unsecured obligations of Barclays Bank PLC maturing April 7, 20141.

•                   Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof.

•                   The Notes are expected to price on or about March 19, 20132 (the “pricing date”) and are expected to issue on or about March 22, 20132 (the “issue date”).

•                   The Notes do not bear interest.

Key Terms	Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
Issuer:	Barclays Bank PLC
Reference Assets:

Hang Seng China Enterprises Index (the “Index”) (Bloomberg ticker symbol “HSCEI <Index>”); and

The U.S. dollar per Hong Kong dollar exchange rate (the “HKDUSD Exchange Rate”), which will be determined by the calculation agent as (a) one divided by (b) the Hong Kong dollar per U.S. dollar official fixing rate, expressed as the amount of Hong Kong dollar (referred to herein as “HKD”) per U.S. dollar (“USD”), which appears on Reuters Screen HKD= Page opposite the symbol “HKD=” (or any successor page) at approximately 4:00 p.m. Hong Kong time on the relevant date.

Upside Leverage Factor:	2
Maximum Return:	The actual maximum return on the Notes will be set on the pricing date and will not be less than 28.00%, resulting in a maximum payment at maturity of $1,280.00 per $1,000 principal amount Note.
Payment at Maturity:

If the Averaged Composite Return is positive, you will receive a cash payment that provides you with a return per $1,000 principal amount Note equal to the Averaged Composite Return multiplied by two, subject to a maximum return on the Notes of 28.00%.  For example, if the Averaged Composite Return is 14.00% or more, you will receive the maximum return on the Notes of  28.00%, which entitles you to the maximum payment of $1,280.00 for every $1,000 principal amount Note that you hold.  Accordingly, your payment per $1,000 principal amount Note will be calculated as follows, subject to the maximum return:

$1,000 + [$1,000 x (Averaged Composite Return x 2)]

If the Averaged Composite Return is zero or negative, your payment per $1,000 principal amount Note will be calculated as follows:

$1,000 + [$1,000 x Averaged Composite Return]

You will lose some or all of your investment at maturity if the Averaged Composite Return is negative.  Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due.  In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

Averaged Composite Return:	The arithmetic average of the Composite Returns on each averaging date.
Composite Return:	For each averaging date, (1) the product of the (a) Index Return on such averaging date and (b) the Currency Return on such averaging date minus (2) 1.
Index Return:

For each averaging date, the performance of the Index from the initial level to the final level, calculated as follows:

Final Level
Initial Level

Where,

Initial Level  = [•], which is the closing level of the Index on the strike date.

Final Level = The closing level of the Index on the applicable averaging date.

Currency Return:

For each averaging date, the performance of the HKDUSD Exchange Rate from the initial rate to the final rate, calculated as follows:

Final Rate
Initial Rate

Where,

Initial Rate  = [•], which is the HKDUSD Exchange Rate on the strike date.

Final Rate = The HKDUSD Exchange Rate on the applicable averaging date.

Strike Date:	The strike date in respect of the Index will be March 19, 2013; the strike date in respect of the HKDUSD Exchange Rate will be March 19, 2013.
Averaging Dates[1]:	March 27, 2014, March 28, 2014, March 31, 2014 , April 1, 2014 and April 2, 2014 (the “final averaging date”)
Maturity Date[1]:	April 7, 2014
Calculation Agent:	Barclays Bank PLC
CUSIP/ISIN:	06741TRG4 / US06741TRG49

1

Subject to postponement in the event of a market disruption event as described under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities”, “Reference Assets—Currency Exchange Rates—Market Disruption Events Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in the accompanying prospectus supplement.  For purposes of such market disruption event provisions in the prospectus supplement, each reference asset will be deemed a “basket component”, together comprising a “basket”.

2

Expected.  In the event we make any change to the expected strike dates, pricing date or issue date, the averaging dates and maturity date may be changed so that the stated term of the Notes remains the same.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement, “Risk Factors” beginning on page IS-2 of the index supplement and “Selected Risk Considerations” beginning on page FWP-6 of this free writing prospectus.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public[3]	Agent’s Commission	Proceeds to Barclays Bank PLC
Per Note	100%	1%	99%
Total	$	$	$

3

The price to the public for any single purchase by an investor in certain trust accounts, who is not being charged the full selling concession or fee by other dealers of approximately    %, is    %.  The price to the public for all other purchases of Notes is 100%.

The Notes are not bank deposits and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.  The Notes are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

JPMorgan Placement Agent

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus dated August 31, 2010, the prospectus supplement dated May 27, 2011, the index supplement dated May 31, 2011, and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering.  Buyers should rely upon the prospectus, prospectus supplement, index supplement and any relevant free writing prospectus or pricing supplement for complete details.  You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, index supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 2-3430).  A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue —Attn: US InvSol Support, New York, NY 10019.

You may revoke your offer to purchase the Notes at any time prior to the pricing as described on the cover of this free writing prospectus.  We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance.  In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this free writing prospectus together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 and the index supplement dated May 31, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part.  This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and the index supplement, as the Notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•                  Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•                  Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

•                  Index Supplement dated May 31, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511154632/d424b3.htm

Our SEC file number is 1-10257.  As used in this free writing prospectus, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Basket?

The following table illustrates the hypothetical total return at maturity on the Notes.  The “total return” as used in this free writing prospectus is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000.  The hypothetical total returns and examples set forth below assume an initial level of the Index of 10,794.70 and an initial rate in respect of the HKDUSD Exchange Rate of 0.12884, as well as the final levels and final rates, as applicable, as set forth below.  The actual initial level of the Index and initial rate in respect of the HKDUSD Exchange Rate will be determined on the applicable strike date, and the actual final levels and final rates, as applicable, will be determined on the five averaging dates.  The hypothetical total returns and examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Notes.  The numbers appearing in the following table and examples have been rounded for ease of analysis.  The examples below do not take into account any tax consequences from investing in the Notes.

Averaged Composite Return	Payment at Maturity	Total Return on the Notes
55.00%	$1,280.00	28.00%
45.00%	$1,280.00	28.00%
35.00%	$1,280.00	28.00%
25.00%	$1,280.00	28.00%
14.00%	$1,280.00	28.00%
10.00%	$1,200.00	20.00%
5.00%	$1,100.00	10.00%
2.50%	$1,050.00	5.00%
0.00%	$1,000.00	0.00%
-5.00%	$950.00	-5.00%
-10.00%	$900.00	-10.00%
-20.00%	$800.00	-20.00%
-30.00%	$700.00	-30.00%
-40.00%	$600.00	-40.00%
-50.00%	$500.00	-50.00%
-60.00%	$400.00	-60.00%
-70.00%	$300.00	-70.00%
-80.00%	$200.00	-80.00%
-90.00%	$100.00	-90.00%
-100.00%	$0.00	-100.00%

FWP-1

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The final level of the Index has increased, on average, from the initial level, over the term of the Notes by approximately 10%.  The final rate in respect of the HKDUSD Exchange Rate has decreased, on average, from the initial rate (reflecting the weakening of the Hong Kong dollar compared to the U.S. dollar), by approximately 5%.

Averaging Date	Final Level	Index Return [1]	Final Rate	Currency Return [2]	Composite Return[3]
1	11874.17	110%	0.12240	95%	4.500%
2	12090.06	112%	0.11596	90%	0.800%
3	11658.28	108%	0.12497	97%	4.760%
4	11442.38	106%	0.12240	95%	0.700%
5	12305.96	114%	0.12626	98%	11.720%
Averaged Composite Return[4]:					4.496%

1                  The Index Return on each averaging date is calculated as the final level on such day divided by the initial level.

2                  The Currency Return on each averaging date is calculated as the final rate on such day divided by the initial rate.

3                  The Composite Return for each averaging date is calculated as (1) the product of the (a) Index Return on such averaging date and (b) the Currency Return on such averaging date minus (2) 1.

4                  The Averaged Composite Return is the arithmetic average of the Composite Returns on each averaging date.

Because the Averaged Composite Return is positive and when multiplied by 2 does not exceed the maximum return of 28.00%, the investor receives a payment at maturity of $1,089.92 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x (Averaged Composite Return x 2)]

$1,000 + [$1,000 x (4.496% x 2)] = $1,089.92

Example 2: The final level of the Index has increased, on average, from the initial level, over the term of the Notes by approximately 10%.  The final rate in respect of the HKDUSD Exchange Rate has increased, on average, from the initial rate (reflecting the strengthening of the Hong Kong dollar compared to the U.S. dollar), by approximately 20%.

Averaging Date	Final Level	Index Return [1]	Final Rate	Currency Return [2]	Composite Return[3]
1	11658.28	108%	0.15847	123%	32.84%
2	11874.17	110%	0.15203	118%	29.80%
3	11766.22	109%	0.15332	119%	29.71%
4	12090.06	112%	0.14817	115%	28.80%
5	11982.12	111%	0.16105	125%	38.75%
Averaged Composite Return[4]:					31.98%

1                  The Index Return on each averaging date is calculated as the final level on such day divided by the initial level.

2                  The Currency Return on each averaging date is calculated as the final rate on such day divided by the initial rate.

3                  The Composite Return for each averaging date is calculated as (1) the product of the (a) Index Return on such averaging date and (b) the Currency Return on such averaging date minus (2) 1.

4                  The Averaged Composite Return is the arithmetic average of the Composite Returns on each averaging date.

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Because the Averaged Composite Return is positive and when multiplied by 2 exceeds the maximum return of 28.00%, the investor receives a payment at maturity of $1,280.00 per $1,000 principal amount Note, the maximum payment on the Notes.

Example 3: The final level of the Index has decreased, on average, from the initial level, over the term of the Notes by approximately 15%.  The final rate in respect of the HKDUSD Exchange Rate has increased, on average, from the initial rate (reflecting the strengthening of the Hong Kong dollar compared to the U.S. dollar), by approximately 5%.

Averaging Date	Final Level	Index Return [1]	Final Rate	Currency Return [2]	Composite Return[3]
1	9175.50	85%	0.13528	105%	-10.75%
2	8959.60	83%	0.13786	107%	-11.19%
3	9391.39	87%	0.13271	103%	-10.39%
4	9607.28	89%	0.14044	109%	-2.99%
5	8743.71	81%	0.13013	101%	-18.19%
Averaged Composite Return[4]:					-10.70%

1                  The Index Return on each averaging date is calculated as the final level on such day divided by the initial level.

2                  The Currency Return on each averaging date is calculated as the final rate on such day divided by the initial rate.

3                  The Composite Return for each averaging date is calculated as (1) the product of the (a) Index Return on such averaging date and (b) the Currency Return on such averaging date minus (2) 1.

4                  The Averaged Composite Return is the arithmetic average of the Composite Returns on each averaging date.

Because the Averaged Composite Return is zero or negative, the investor receives a payment at maturity of $892.98 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x Averaged Composite Return]

$1,000 + [$1,000 x -10.70%] = $892.98

Example 4: The final level of the Index has decreased, on average, from the initial level, over the term of the Notes by approximately 30%.  The final rate in respect of the HKDUSD Exchange Rate has decreased, on average, from the initial rate (reflecting the weakening of the Hong Kong dollar compared to the U.S. dollar), by approximately 30%.

Averaging Date	Final Level	Index Return [1]	Final Rate	Currency Return [2]	Composite Return[3]
1	7556.29	70%	0.08375	65%	-54.50%
2	7340.40	68%	0.09663	75%	-49.00%
3	7772.18	72%	0.08761	68%	-51.04%
4	8096.03	75%	0.09276	72%	-46.00%
5	7016.56	65%	0.09019	70%	-54.50%
Averaged Composite Return[4]:					-51.01%

1                  The Index Return on each averaging date is calculated as the final level on such day divided by the initial level.

2                  The Currency Return on each averaging date is calculated as the final rate on such day divided by the initial rate.

3                  The Composite Return for each averaging date is calculated as (1) the product of the (a) Index Return on such averaging date and (b) the Currency Return on such averaging date minus (2) 1.

4                  The Averaged Composite Return is the arithmetic average of the Composite Returns on each averaging date.

FWP-3

Because the Averaged Composite Return is zero or negative, the investor receives a payment at maturity of $489.92 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x Averaged Composite Return]

$1,000 + [$1,000 x -51.01%] = $489.92

Example 5: The final level of the Index has increased, on average, from the initial level, over the term of the Notes by approximately 5%.  The final rate in respect of the HKDUSD Exchange Rate has not moved, on average, from the initial rate (reflecting no movement of the Hong Kong dollar compared to the U.S. dollar).

Averaging Date	Final Level	Index Return [1]	Final Rate	Currency Return [2]	Composite Return[3]
1	11334.44	105%	0.12884	100%	5.00%
2	11874.17	110%	0.12240	95%	4.50%
3	11118.54	103%	0.13528	105%	8.15%
4	11550.33	107%	0.13271	103%	10.21%
5	10794.70	100%	0.12497	97%	-3.00%
Averaged Composite Return[4]:					4.97%

1                  The Index Return on each averaging date is calculated as the final level on such day divided by the initial level.

2                  The Currency Return on each averaging date is calculated as the final rate on such day divided by the initial rate.

3                  The Composite Return for each averaging date is calculated as (1) the product of the (a) Index Return on such averaging date and (b) the Currency Return on such averaging date minus (2) 1.

4                  The Averaged Composite Return is the arithmetic average of the Composite Returns on each averaging date.

Because the Averaged Composite Return is positive and when multiplied by 2 does not exceed the maximum return of 28.00%, the investor receives a payment at maturity of $1,099.44 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x (Averaged Composite Return x 2)]

$1,000 + [$1,000 x (4.97% x 2)] = $1,099.44

Example 6: The final level of the Index has not moved, on average, from the initial level, over the term of the Notes.  The final rate in respect of the HKDUSD Exchange Rate has decreased, on average, from the initial rate (reflecting the weakening of the Hong Kong dollar compared to the U.S. dollar), by approximately 5%.

Averaging Date	Final Level	Index Return [1]	Final Rate	Currency Return [2]	Composite Return[3]
1	11118.54	103%	0.12240	95%	-2.15%
2	10470.86	97%	0.11596	90%	-12.70%
3	11334.44	105%	0.12497	97%	1.85%
4	10254.97	95%	0.12240	95%	-9.75%
5	10794.70	100%	0.12626	98%	-2.00%
Averaged Composite Return[4]:					-4.95%

1                  The Index Return on each averaging date is calculated as the final level on such day divided by the initial level.

2                  The Currency Return on each averaging date is calculated as the final rate on such day divided by the initial rate.

3                  The Composite Return for each averaging date is calculated as (1) the product of the (a) Index Return on such averaging date and (b) the Currency Return on such averaging date minus (2) 1.

4                  The Averaged Composite Return is the arithmetic average of the Composite Returns on each averaging date.

Because the Averaged Composite Return is zero or negative, the investor receives a payment at maturity of $950.50 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x Averaged Composite Return]

$1,000 + [$1,000 x –4.95%] = $950.50

FWP-4

Selected Purchase Considerations

•                  Market Disruption Events and Adjustments—The averaging dates, maturity date, payment at maturity and the reference assets are subject to adjustment as described in the following sections of the prospectus supplement:

o                 For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities”, “Reference Assets—Currency Exchange Rates—Market Disruption Events Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof”, and

o                 For a description of further adjustments that may affect one or both of the reference assets, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” and “Reference Assets—Currency Exchange Rates—Adjustments Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates”.

•                  Exposure to the Equities of the Hang Seng China Enterprises Index—The return on the Notes is linked, in part, to the performance of the Index from the strike date to each averaging date.  The Index is intended to track the performance of all the Hong Kong listed H-Shares of Chinese enterprises, one year after the first H-Share company was listed on the Stock Exchange of Hong Kong Limited.  H-Shares are Hong Kong listed shares, traded in Hong Kong dollars, of companies incorporated in mainland China.  For additional information about the Hang Seng China Enterprises Index, see the information set forth under “Non-Proprietary Indices—Equity Indices— Hang Seng China Enterprises Index” in the index supplement.

•                  Material U.S. Federal Income Tax Considerations— The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below.  Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the reference assets.  If your Notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes.  Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

FWP-5

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above.  This opinion assumes that the description of the terms of the Notes in this free writing prospectus is materially correct.

Alternative Treatments.  As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect.  Other alternative treatments for your Notes may also be possible under current law.  For example, because the Averaged Composite Return takes into account the return of the HKDUSD Exchange Rate in which the stocks that comprise the Index are denominated, it is possible that the Internal Revenue Service could assert that your Notes should be subject to Section 988 of the Internal Revenue Code (the “Code”). If Section 988 of the Code were to apply to your Notes, it is possible that all or a portion of any gain or loss that you recognize upon the sale or maturity of your Notes could be treated as ordinary gain or loss.  If any gain or loss that you recognize with respect to the Notes is treated as ordinary gain or loss because of the application of Section 988 of the Code, you may be able to make an election to treat such gain or loss as capital gain or loss.  This election generally must be made on the first day that you acquire your Notes.  You should consult your own tax advisor as to the availability and effect of such election.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations of your Notes, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.  For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this free writing prospectus.

“Specified Foreign Financial Asset” Reporting.  Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns.  “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions as well as any of the following (which may include your Notes), but only if they are not held in accounts maintained by financial institutions:  (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities.  Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Index or the HKDUSD Exchange Rate.  These risks are explained in more detail in the “Risk Factors” sections of the prospectus supplement and the index supplement, including but not limited to the risk factors discussed under the following headings:

o                 “Risk Factors—Risks Relating to All Securities”;

o                 “Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”;

o                 “Risk Factors—Additional Risks Relating to Securities with a Maximum Return, Maximum Rate, Ceiling or Cap”;

o                 “Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

o                 “Risk Factors—Additional Risks Relating to Securities Based on a Basket Comprised of More Than One Reference Asset”;

o                 “Risk Factors—Additional Risks Relating to Securities with Reference Assets that are Currencies, an Index Containing Currencies, Shares or Other Interests in an Exchange-Traded Fund Invested in Currencies or Based in Part on Currencies” and

o                 “Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”.

In addition to the risks discussed under the headings above, you should consider the following:

•                  Your Investment in the Notes May Result in a Loss—The Notes do not guarantee any return of principal.  The return on the Notes at maturity is linked to the performance of both the Index and the HKDUSD Exchange Rate and will depend on whether, and the extent to which, the Averaged Composite Return is positive or negative.  Your investment will be fully exposed to any negative Averaged Composite Return, which will be based on the performance of the Index and the HKDUSD Exchange Rate.  Investors must be willing to accept investment risks associated with the performance of both the Index and the HKDUSD Exchange Rate.

•                  Your Maximum Gain on the Notes Is Limited to the Maximum Return—If the Averaged Composite Return is positive, for each $1,000 principal amount Note, you will receive at maturity $1,000 plus an additional amount that will not exceed a

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predetermined percentage of the principal amount, regardless of the appreciation of the Index or the Hong Kong dollar relative to the U.S. dollar, which may be significant.  We refer to this percentage as the maximum return, which will be set on the pricing date and will not be less than 28.00%.

•                  Notes Bullish on the Hong Kong dollar — If the Hong Kong dollar depreciates in value relative to the U.S. dollar over the term of the Notes, the payment at maturity, and therefore the market value of the Notes, will be adversely affected.

•                  No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component stocks of the Index would have.

•                  Investing in the Notes is Not Equivalent to Investing Directly in the Hong Kong dollar – You may receive a lower payment at maturity than you would have received if you had invested directly in the Hong Kong dollar.  Additionally, the Averaged Composite Return is based, in part, on the Currency Returns of the HKDUSD Exchange Rate on each of the averaging dates, which is in turn based on the formula set forth above.  The Currency Returns are based solely on such stated formula and not on any other formula that could be used to calculate the performance of a currency.

•                  Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity— While the payment at maturity described in this free writing prospectus is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates.  As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•                  Credit of Issuer — The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due.  In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•                  Lack of Liquidity— The Notes will not be listed on any securities exchange.  Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice.  Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•                  Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•                  Taxes— The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above.  As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Notes should be treated as ordinary income.  Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts.  While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity.  The outcome of this process is uncertain.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•                  Emerging Markets Risk— An investment linked to equity indices or currencies of emerging markets such as the Notes involves many risks beyond those involved in an investment linked to equity indices or currencies of developed markets, including, but not limited to: economic, social, political, financial and military conditions in the emerging markets, including especially political uncertainty and financial instability; the increased likelihood of restrictions on export or currency conversion in the emerging markets; the greater potential for an inflationary environment in the emerging markets; the possibility of nationalization or confiscation of assets; the greater likelihood of regulation by the national, provincial and local governments of the emerging market countries, including the imposition of currency exchange laws and taxes; and less liquidity in emerging market currency markets than in those of developed markets. The currencies of emerging markets may be more volatile than those of developed markets and may be affected by political and economic developments in different ways than developed markets. Moreover, the emerging market economies may differ favorably or unfavorably from developed market economies in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

•                  Non-U.S. Securities Markets Risks—The component stocks of the Index are issued by foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange

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rate, regulatory and other risks which may have a negative impact on the performance of the financial products linked to the Index, which may have an adverse effect on the Notes. Also, the public availability of information concerning the issuers of the component stocks of the Index will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of such component stocks may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.

•                  Currency Exchange Risks Can Be Expected to Heighten in Periods of Financial Turmoil — In periods of financial turmoil, capital can move quickly out of regions that are perceived to be more vulnerable to the effects of the crisis than others with sudden and severely adverse consequences to the currencies of those regions. In addition, governments around the world, including the United States government and governments of other major world currencies, have recently made, and may be expected to continue to make, very significant interventions in their economies, and sometimes directly in their currencies. Such interventions affect currency exchange rates globally and, in particular, the value of the Hong Kong dollar relative to the U.S. dollar. Further interventions, other government actions or suspensions of actions, as well as other changes in government economic policy or other financial or economic events affecting the currency markets, may cause currency exchange rates to fluctuate sharply in the future, which could have a material adverse effect on the value of the Notes and your return on your investment in the Notes.

•                  The Payment at Maturity of Your Notes is Not Based on the Levels of the Index or the HKDUSD Exchange Rate at Any Time Other than the Averaging Dates —The Averaged Composite Return will be based solely on the closing levels of the Index and the HKDUSD Exchange Rate as of the averaging dates (subject to adjustments as described in the prospectus supplement). Therefore, if the level of the Index or the HKDUSD Exchange Rate drops precipitously on any of the averaging dates, the payment at maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had the payment at maturity been linked to the level of the Index or the HKDUSD Exchange Rate at a time prior to such drop. Although the level of the Index or the HKDUSD Exchange Rate on the maturity date or at other times during the life of your Notes may be higher than such levels or rates, as applicable, on the averaging dates, you will not benefit from the level of the Index or the HKDUSD Exchange Rate at any time other than the averaging dates.

•                  Changes in Level of the Index and the HKDUSD Exchange Rate May Offset Each Other — The Notes are linked to both the Index and the HKDUSD Exchange Rate as described herein. Where the final level of the Index or final rate in respect of the HKDUSD Exchange Rate increases relative to its initial level or initial rate, as applicable, the final level or final rate, as applicable, of the other reference asset may not increase by the same amount or may even decline. Therefore, in calculating the Averaged Composite Return, increases the Index or the HKDUSD Exchange Rate may be moderated, or entirely offset, by lesser increases or declines in the other reference asset.

•                  Suitability of the Notes for Investment—You should reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this free writing prospectus, the prospectus supplement, the index supplement and the prospectus. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

•                  Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the level of the Index and the HKDUSD Exchange Rate on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o                 the expected volatility of the Index and the HKDUSD Exchange Rate;

o                 the time to maturity of the Notes;

o                 the dividend rate on the stocks underlying the Index;

o                 interest and yield rates in the market generally and in the markets of the Chinese renminbi (in the Hong Kong interbank market) and the U.S. dollar;

o                 the expected demand or supply for the Hong Kong dollar and the U.S. dollar;

o                 a variety of economic, financial, political, regulatory or judicial events;

o                 the exchange rate and the volatility of the exchange rate between the dollar and the Hong Kong dollar; and

o                 our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Historical Information

The following graph sets forth the historical performance of the Index based on the daily Index closing level from January 1, 2008 through March 18, 2013.  The closing level of the Index on March 18, 2013 was 10,794.70.

We obtained the Index closing levels below from Bloomberg, L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.  The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index closing level on any day during the term of the Notes, including the averaging dates.  We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

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PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

The following graph sets forth the historical performance of the U.S. dollar per Hong Kong dollar exchange rate from January 1, 2008 through March 18, 2013 (based on the daily, closing spot exchange rates from Bloomberg L.P.).  On March 18, 2013, such closing spot exchange rate was 0.12884.

We obtained the information regarding the U.S. dollar per Hong Kong dollar exchange rate from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P.  The historical performance of the U.S. dollar per Hong Kong dollar exchange rate below should not be taken as an indication of future performance, and no assurance can be given as to the HKDUSD Exchange Rate on any day during the term of the Notes, including the averaging dates.  We cannot give you assurance that the performance of the HKDUSD Exchange Rate will result in return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Certain Employee Retirement Income Security Act Considerations

Your purchase of a Note in an Individual Retirement Account (an “IRA”), will be deemed to be a representation and warranty by you, as a fiduciary of the IRA and also on behalf of the IRA, that (i) neither the issuer, the placement agent nor any of their respective affiliates has or exercises any discretionary authority or control or acts in a fiduciary capacity with respect to the IRA assets used to purchase the Note or renders investment advice (within the meaning of Section 3(21)(A)(ii) of the Employee Retirement Income Security Act (“ERISA”)) with respect to any such IRA assets and (ii) in connection with the purchase of the Note, the IRA will pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA) and in connection with any redemption of the Note pursuant to its terms will receive at least adequate consideration, and, in making the foregoing representations and warranties, you have (x) applied sound business principles in determining whether fair market value will be paid, and (y) made such determination acting in good faith.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A. and JPMorgan Securities LLC will act as placement agents for the Notes pursuant to separate placement agency agreements with the issuer and will receive a fee pursuant to its agreement that will not exceed $10.00 per $1,000 principal amount Note. JPMorgan Securities LLC may act on behalf of an affiliate and may reallow all or a portion of fees received in connection with the distribution of the Notes to such affiliate.

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